UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2007

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600 EMERYVILLE, CALIFORNIA (Address of principal executive offices)		94608 (Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 26, 2007, LECG Corporation (the “Registrant”) entered into its standard form of officer and director indemnification agreement with Alison Davis, effective as of October 26, 2007.  As discussed in more detail in Item 5.02 below, Ms. Davis was appointed as a new director of the Registrant on October 26, 2007.  The standard form of indemnification agreement appears at Exhibit 10.1 to the Registrant’s Form S-1/A filed on October 1, 2003.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On October 26, 2007, the Registrant’s board of directors (the “Board”) increased the size of the Board from seven to nine directors, and appointed Alison Davis as a new director, effective immediately.  With this appointment, there are currently eight directors serving on the Board.

The Board also appointed Ms. Davis to serve on the Registrant’s Audit and Compensation Committees.  Ms. Davis qualifies as an independent director pursuant to NASDAQ Rule 4200(a)(15).

Ms. Davis, age 46, holds a Master’s degree in Business Administration from Stanford University, and a Master’s degree and a Bachelor’s degree in Economics from Cambridge University.  Ms. Davis is the Managing Partner of Belvedere Capital Partners.  Before joining that firm, Ms. Davis served as Chief Financial Officer and Head of Strategy for Barclays Global Investors.  She has also held positions with A.T. Kearney, Inc. (Senior Partner/Practice Leader/North American Management Committee Member), and McKinsey & Company (Consultant).

In connection with the appointment of Ms. Davis to the Registrant’s Board, Ms. Davis will be reimbursed for her reasonable expenses incurred in connection with attending Board and committee meetings, and will receive a quarterly retainer of $6,250, an additional $2,000 for each regularly scheduled quarterly Board meeting attended and $3,000 for each Board committee day attended. In addition, Ms. Davis will receive $1,000 for each special telephonic meeting of the Board of Directors or meeting of the Audit or Compensation committee attended and $3,000 for each special meeting of the Independent Directors.  Ms. Davis will receive a yearly non-discretionary, automatic grant of an option to purchase 7,500 shares of the Registrant’s common stock, which vests one year after the date of grant, pursuant to the Registrant’s 2003 Stock Option Plan (the “Plan”). Finally, Ms. Davis will receive a non-discretionary grant of an option to purchase 15,625 shares of the Registrant’s common stock on November 1, 2007, with an exercise price per share equal to the Nasdaq closing price of one share of the Registrant’s common stock on the date of grant, which will vest over a four-year period beginning on the date of grant.

There are no arrangements or understandings between Ms. Davis and any other persons pursuant to which she was selected as a director. Ms. Davis is not a party to any transaction with the Registrant that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.  As more particularly described in Item 1.01 above, on October 26, 2007, the Registrant entered into its standard form of officer and director indemnification agreement with Ms. Davis, effective as of October 26, 2007.

Item 8.01  Other Information

Modification of Director’s Compensation

On October 26, 2007, the Board approved the modification of the compensation plan for Garrett Bouton in his capacity as non-executive Chairman of the Registrant’s Board.  Pursuant to such modification, Mr. Bouton will be reimbursed for his reasonable expenses incurred in connection with attending Board and committee meetings, and will receive $2,000 for each regularly scheduled quarterly Board meeting attended and $3,000 for each Board committee day attended. In addition, Mr. Bouton will receive $1,000 for each special telephonic meeting of the Board of Directors or meeting of the Audit, Corporate Governance or Compensation committee attended, and $3,000 for each special meeting of the Independent Directors.  In addition, Mr. Bouton will receive an annual retainer payable entirely in the form of a non-discretionary option to purchase shares of the Registrant’s common stock under the Plan.  Mr. Bouton will receive the retainer for his first three years of service immediately, resulting in an initial stock option grant by Registrant of 161,000 options.  The options will vest over a three-year period beginning on the date of grant, and will expire on the 10th anniversary of the date of grant, subject to accelerated vesting of the options in the event of a change in control of the Registrant.  The exercise price for each option will be equal to the fair market value of the Registrant’s common stock on the date of grant, as established in accordance with the Plan.

Press Release

On October 30, 2007, the Registrant issued the Press Release that is more particularly described in Item 9.01 hereof, and a copy of which is being filed herewith.  The Press Release announced the appointment of Alison Davis to the Registrant’s Board of Directors, as more particularly described in Item 5.02 hereof.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

99.1        Press Release issued by LECG Corporation on October 30, 2007 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2007	LECG Corporation (Registrant)

	By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer